                                                                     EXHIBIT 8.1

                                  June 16, 1998



Extended Systems Incorporated
5777 North Meeker Avenue
Boise, Idaho  83713

        RE:    RESCISSION OFFER

Ladies and Gentlemen:

        We have acted as counsel to Extended Systems Incorporated, a Delaware corporation in connection with the Registration Statement on Form S-1 filed with the Securities and Exchange Commission, and the prospectus enclosed therein (the "Registration Statement"). Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning set forth in the Registration Statement. Based upon and subject to the limitations contained herein and in the Registration Statement, the discussion contained in the Registration Statement under the heading "Tax Considerations of the Rescission Offer," constitutes our opinion as to the material United States federal income tax consequences of the transactions contemplated by the Rescission Offer.

        This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our firm wherever appearing in the Registration Statement with respect to our opinion and discussion of the material United States federal income tax consequences of the transactions contemplated by the Rescission Offer. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                Very truly yours,



                                WILSON SONSINI GOODRICH & ROSATI
                                Professional Corporation